UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2013

TAMIR BIOTECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)
Delaware	000-11088	22-2369085
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

11 Deer Park Drive, Suite 204, Princeton Corporate Plaza Monmouth Junction, New Jersey	08852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 823-1003

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Officers

              On February 5, 2013, the board of directors of Tamir Biotechnology, Inc., or the “Company”, appointed Ms. Joanne M. Barsa as the Chief Financial Officer and principal financial officer and Ms. Jamie M. Sulley as President of the Company. Ms. Barsa’s initial gross compensation will be $2,000 per month and Ms. Sulley’s initial gross compensation will be $7,500 per month.  The board of directors, in its sole discretion, may grant options to purchase the Company’s common stock to Ms. Barsa and Ms. Sulley under the Company’s 2004 Stock Incentive Plan or otherwise.

Ms. Barsa has been the Chief Executive Officer of Barsa & Company since 1987, a financial and accounting services consulting firm. Ms. Barsa holds a B.S. in Accounting from San Diego State University and is a member of the American Institute of Certified Public Accountants and the California Society of CPAs. Ms. Barsa is also a member of the Ernst & Young Alumni Association, Vistage International, Provisors Carmel Valley and All-Cities Network Group.

Ms. Sulley has over 25 years’ experience working with a variety of biotechnology and medical device companies in various stages of development.  Ms. Sulley is currently the Chief Operating Officer of Tensys Medical, Inc. and prior to Tensys, she was the General Manager for Pharmalink Consulting, Inc., where she was responsible for growing Pharmalink to eight offices on three continents supporting diverse clients across all major healthcare sectors. Ms. Sulley holds a PhD/MPH from the University of  Liverpool School of Medicine.

 In July 2012, Ms. Sulley purchased 1,666,667 shares of the Company’s common stock for an aggregate purchase price of $25,000. On July 23, 2012, Ms. Sulley was also granted a fully-vested stock option to purchase an aggregate of 200,000 shares of the Company’s common stock at an exercise price of $0.04 per share pursuant to the terms of the Company’s 2004 Stock Incentive Plan.

Except as disclosed above, the Company is not aware of any other transactions between the new executive officers and the Company during the prior year which would be required to be reported pursuant to Item 404(a) of Regulation S-K.

Removal and Election of Directors

The information provided in Item 5.07 of this Current Report on Form 8-K is incorporated by reference herein. Fred Knoll is the principal of Knoll Capital and an affiliate of one of the principal stockholders, Europa International, Inc. Patrick Ostronic is affiliated with US Pharmacia, another one of the principal stockholders. Ms. Sulley is President of the Company.  As previously disclosed, affiliates of Messrs. Knoll and Ostronic  participated in the Company’s convertible note financing and December 2012 private placement of securities. Also, as previously disclosed, US Pharmacia is a party to a commercial/licensing arrangement with the Company. Except as noted above, the Company is not aware of any other transactions among any of the new directors covered under Item 5.07 of this Current Report on Form 8-K and the Company during the prior year which would be required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On February 5, 2013, Charles Muniz was removed as a director on the Company’s board of directors pursuant to an action by written consent of the stockholders constituting over a majority of the outstanding capital stock entitled to vote at an election of directors in accordance with Article II, Section 10 and Article III, Section 14 of the By-Laws. In addition, Fred Knoll, Patrick Ostronic and Ms. Sulley were elected by the requisite stockholders’ vote to the Company’s board of directors to fill the existing vacancies on the Board and to serve in such positions until the next annual meeting of stockholders or until their earlier removal or resignation. Dr. David Sidransky will remain the Chairman of the board of directors of the Company.

Item 8.01.  Other Events.

Engagement of Restructuring Advisor

On February 7, 2013, the Company’s board of directors engaged Global Restructuring Advisors, or “GRA”, a private professional services firm specializing in turnaround and interim management, performance improvement, operations and business advisory services, to assist and advise on the Company’s operational and finance functions and required optimization measures. GRA will be providing the Company interim management support staff and resources to assist the new management team optimize and restructure the operations and ensure it has sufficient personnel and resources to meet the operational needs.

Suspension of Trading and SEC Administrative Action

The SEC has commenced an administrative proceeding against the Company alleging that the Company is delinquent in filing its periodic filings with the SEC since the Company has not filed any of its periodic reports since the quarterly report on Form 10-Q filed for the period ended January 31, 2011. The purpose of the hearing is to determine whether it is appropriate for the SEC to suspend for a period of up to 12 months or to permanently revoke the registration of the Company’s common stock pursuant to Section 12 of the Securities Exchange Act of 1934. This action was instituted concurrently with a temporary suspension of trading of the common stock ordered by the SEC from January 25, 2013 through February 7, 2013.

The Company intends to defend itself in the SEC administrative action and to file its delinquent periodic filings with the SEC as soon as practicable. The Company’s board of directors believes the engagement of GRA and the retention of a new management team are significant steps toward ensuring that the Company will be in a position to comply with its future and past reporting obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAMIR BIOTECHNOLOGY, INC.

Date: February 15, 2013	By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Chief Executive Officer